Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, March 4, 2014

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Cleveland, Ohio, Tuesday, March 4, 2014 - NACCO Industries, Inc. (NYSE: NC) today announced net income of $22.6 million, or $2.85 per diluted share, and revenues of $312.0 million for the 2013 fourth quarter, compared with income from continuing operations of $23.6 million, or $2.80 per diluted share, and revenues of $318.2 million in the fourth quarter of 2012.
As a result of NACCO's spin-off of its materials handling subsidiary in September 2012, the attached financial statements and related 2012 financial information reflect the materials handling subsidiary's operating results as discontinued operations.

NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
Key perspectives on NACCO's fourth quarter results are as follows:

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North American Coal's fourth quarter 2013 net income declined to $5.6 million from $8.3 million in the fourth quarter of 2012. The decrease was primarily the result of a substantial operating loss at the Reed Minerals operations, which includes a charge of $4.0 million, or $2.6 million after taxes of $1.4 million, for the non-cash write-off of impaired goodwill, and lower royalty and other income in 2013 compared with 2012, partially offset by improved results at the Mississippi Lignite Mining Company and the unconsolidated mining operations, as well as reduced income tax expense.

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Hamilton Beach's net income increased to $14.2 million in the fourth quarter of 2013 from $12.8 million in the fourth quarter of 2012 primarily due to increased sales partially offset by higher selling, general and administrative expenses and unfavorable foreign currency movements.

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Kitchen Collection's fourth quarter 2013 net income declined to $1.6 million from net income of $4.1 million in the fourth quarter of 2012. The net income decline was primarily the result of reduced sales due to fewer customer visits, a shift in mix to lower margin products at Kitchen Collection® and Le Gourmet Chef® comparable stores and reduced margins at closed stores from the liquidation of inventory. Also during the fourth quarter of 2013, the company recorded charges totaling $2.0 million, or $1.3 million after tax of $0.7 million, for the impairment of certain leasehold improvements and furniture and fixtures, employee severance in connection with future closings of unprofitable stores and a write down of certain inventory to fair market value. Net income in the fourth quarter of 2012 included a charge of $0.9 million, or $0.6 million after tax of $0.3 million, for asset impairments and employee severance.

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NACCO and Other, which includes parent company operations, incurred a loss from continuing operations of $1.5 million in the fourth quarter of 2013 compared with a loss from continuing operations of $4.5 million in the fourth quarter of 2012. The fourth quarter 2012 net loss from continuing operations included a charge of $3.0 million, or $2.0 million after tax of $1.0 million, related to the closed mine asset retirement obligation for water treatment at the Company's non-operating subsidiary, Bellaire Corporation.

For the year ended December 31, 2013, the Company reported income from continuing operations of $44.5 million, or $5.47 per diluted share, and revenues of $932.7 million compared with income from continuing operations of $42.2 million, or $5.02 per diluted share, and revenues of $873.4 million for the year ended December 31, 2012.
Consolidated Adjusted EBITDA for the fourth quarter of 2013 and the full year ended December 31, 2013 was $40.5 million and $88.8 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 13.
For the 2013 full year, NACCO generated negative cash flow before financing activities of $7.6 million, which was comprised of net cash provided by operating activities of $53.1 million less net cash used for investing activities of $60.7 million, and included $52.7 million of capital expenditures primarily related to equipment and coal reserve acquisitions as part of North American Coal's plan to improve results and mining efficiencies at Reed Minerals by increasing production capacity and reducing expenses. For the 2012 full year, NACCO generated cash flow before financing activities from continuing operations of $10.5 million, which was comprised of net cash provided by operating activities from continuing operations of $74.3 million less net cash used for investing activities from continuing operations of $63.8 million. The 2012 investments included $69.3 million for North American Coal's acquisition of Reed Minerals and $26.8 million for the acquisition of two draglines, partially offset by proceeds received in 2012 from two dragline sales totaling $31.2 million and the collection of a long-term note in 2012 related to the prior sale of a dragline of $14.4 million.
The Company had cash on hand of $95.4 million as of December 31, 2013 compared with $139.9 million as of December 31, 2012. Debt as of December 31, 2013 was $183.8 million compared with $177.7 million as of December 31, 2012.
In November 2011, the Company's Board of Directors approved the repurchase of up to $50 million of the Company's outstanding Class A common stock (the "2011 Stock Repurchase Program"). In November 2013, the Company's Board of Directors terminated the 2011 Stock Repurchase Program and approved a new stock repurchase program (the "2013 Stock Repurchase Program") providing for the purchase of up to $60 million of the Company's outstanding Class A Common Stock through December 31, 2015. In total under the 2011 Stock Repurchase Program, NACCO repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million, including $30.4 million of stock purchased during 2013. As of December 31, 2013, the Company had repurchased approximately 16,100 shares of Class A common stock for $0.9 million under the 2013 Stock Repurchase Program.

Detailed Discussion of Results

North American Coal - Fourth Quarter Results
North American Coal reported net income for the fourth quarter of 2013 of $5.6 million and revenues of $46.1 million compared with net income of $8.3 million and revenues of $50.8 million for the fourth quarter of 2012. Fourth quarter 2013 income before taxes was $4.2 million compared with $13.3 million in the fourth quarter of 2012.
North American Coal's deliveries for the fourth quarters of 2013 and 2012 are as follows:

	2013	2012
Coal deliveries (tons)	(in millions)
Consolidated mines	1.0	1.0
Unconsolidated mines	6.6	6.0
Total coal deliveries	7.6	7.0
Limerock deliveries (cubic yards)	5.6	5.8
Revenues decreased in the fourth quarter of 2013 compared with the fourth quarter of 2012 primarily due to fewer tons delivered and lower metallurgical coal prices at Reed Minerals, as well as lower royalty and other revenues, in 2013 compared with 2012. Higher deliveries at Mississippi Lignite Mining Company due to increased customer requirements partially offset the decline in fourth quarter 2013 revenues.
Income before income taxes and net income in the fourth quarter of 2013 decreased compared with the fourth quarter of 2012. The decline in income before income taxes was primarily attributable to a substantial operating loss at the Reed Minerals operations, mainly as a result of fewer tons delivered, lower metallurgical coal prices and a charge of $4.0 million, or $2.6 million after taxes of $1.4 million, for the non-cash write-off of impaired goodwill. Lower royalty and other income in the fourth quarter of 2013 compared with 2012 also contributed to the decline in income before income taxes. These unfavorable items were partially offset by improved results at Mississippi Lignite Mining Company and at the unconsolidated mining operations primarily due to higher tons delivered in 2013 compared with 2012. The significant decrease in income before income taxes was substantially offset by an income tax benefit in the fourth quarter of 2013 compared with income tax expense in the fourth quarter of 2012, which resulted in only a small decrease in net income. The 2013 benefit was attributable to a shift in the mix of taxable income toward entities with lower effective income tax rates and an adjustment to the full year effective tax rate caused by an increase in taxable income at the unconsolidated project mines, which resulted in a higher tax benefit from depletion.

 North American Coal - Full Year Results
For the year ended December 31, 2013, North American Coal reported net income of $31.9 million and revenues of $193.7 million compared with net income of $32.8 million and revenues of $132.4 million for the year ended December 31, 2012. North American Coal acquired Reed Minerals on August 31, 2012. The financial results for the twelve months ended December 31, 2013 include revenues of $71.8 million and a net loss of $9.8 million for Reed Minerals compared with revenues of $29.3 million and net income of $1.0 million for the four months ended December 31, 2012.
In 2013, North American Coal generated negative cash flow before financing activities of $26.7 million, which was comprised of net cash provided by operating activities of $29.5 million less net cash used for investing activities of $56.2 million, which included $52.7 million of capital expenditures primarily related to equipment and coal reserve acquisitions as part of North American Coal's plan to improve results and mining efficiencies at Reed Minerals by increasing production capacity and reducing expenses. For the 2012 full year, North American Coal generated negative cash flow before financing activities of $6.1 million, which was comprised of net cash provided by operating activities of $50.2 million less net cash used for investing activities of $56.3 million, which included cash paid for the Reed Minerals acquisition of approximately $69.3 million, cash paid for two draglines of $26.8 million and proceeds received from two dragline sales totaling $31.2 million and the collection of a long-term note related to the prior sale of a dragline of $14.4 million.

North American Coal - Outlook
North American Coal expects improved operating performance overall at its coal mining operations in 2014. At the unconsolidated mining operations, steam coal tons delivered in 2014 are expected to increase over 2013 provided customers achieve currently planned power plant operating levels in 2014. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in late 2015. Liberty Fuels also commenced production of lignite coal in 2013 for Mississippi Power Company's new Kemper County Energy Facility. Production levels at Liberty Fuels are expected to increase gradually from 0.5 million to 1 million tons in 2014 to full production of approximately 4.7 million tons of lignite coal annually in 2019.
Unconsolidated mines currently in development are expected to continue to generate modest income in 2014. The three mines in development are not expected to be at full production for several years. In the first quarter of 2013, mining permits needed to commence mining operations were issued for the Caddo Creek Resources Company and the Camino Real Fuels projects in Texas. Caddo Creek expects to begin making initial coal deliveries in late 2014. Camino Real Fuels expects initial deliveries in the latter half of 2015, and expects to mine approximately 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a lignite mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.
The consolidated coal mining operations are expected to improve significantly. Tons sold at Reed Minerals are expected to increase in 2014 compared with 2013 and productivity improvements and increased mining efficiencies are expected in the second half of 2014. As part of its overall Reed Minerals improvement program, North American Coal plans to temporarily idle a higher-cost Reed Minerals mining area during the last three quarters of 2014 while it files a revised mining permit. This permit will allow for a larger contiguous mining area that is expected to improve productivity and reduce costs. While this mining area is temporarily idled, North American Coal will continue to supply current customers with coal mined from a nearby operation. However, these improvements at Reed Minerals are expected to be somewhat offset by reduced results at Mississippi Lignite Mining Company due to fewer deliveries in 2014 compared with 2013 because of two significant planned outages at the customer's power plant in 2014. Deliveries at Mississippi Lignite Mining Company are expected to increase over the longer term as a result of continued operational improvements at the customer's power plant. North American Coal also has project opportunities for which it expects to continue to incur additional expenses in 2014. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for construction of a new mine.
Limerock deliveries in 2014 are expected to be lower than 2013 as customer requirements are expected to decline.
Substantial declines in royalty and other income are also expected in 2014 from the high levels realized in 2013 and as a result, net income is expected to decrease significantly in 2014 compared with 2013.
The decrease in 2014 net income is expected to occur largely in the first half of 2014 due to significant losses at Reed Minerals in the first half of the year and substantially lower royalty and other income. Productivity improvements and increased mining efficiencies are expected to result in a slight profit at Reed Minerals in the second half of 2014 but are unlikely to offset the large operating losses expected at Reed Minerals in the first half of the year, fewer deliveries for the year at Mississippi Lignite Mining Company and significantly lower royalty and other income. Cash flow before financing activities in 2014 is expected to be positive as compared with the negative cash flow before financing activities in 2013.
Over the longer term, North American Coal's goal is to increase earnings of its unconsolidated mines by approximately 50% over 2012 results over the following five years through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. Also, North American Coal has a goal of at least doubling the earnings contribution from its consolidated mining operations over the following five years from 2012 levels due to benefits from anticipated continued operational improvements at Mississippi Lignite Mining Company's customer's power plant and from the company's execution of its long-term plan at the Reed Minerals operations. The company views its acquisition of Reed Minerals as a metallurgical coal strategic initiative which includes significantly increased volume and profitability for the company over the long term.
North American Coal also expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal-to-chemicals, coal gasification, coal drying and other clean coal technologies. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects, particularly in India.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported net income of $14.2 million and revenues of $192.9 million for the fourth quarter of 2013 compared with net income of $12.8 million and revenues of $181.1 million for the fourth quarter of 2012.
Revenues increased in the fourth quarter of 2013 compared with the fourth quarter of 2012 primarily due to an increase in sales volumes of products with higher price points and sales of new products as a result of strong fourth quarter promotions and placements mainly in the U.S. consumer and Canadian retail markets and in the commercial market. The improvement in revenue was partially offset by lower sales volumes in Hamilton Beach's international consumer markets and unfavorable foreign currency movements as the Canadian dollar weakened against the U.S. dollar.
Operating profit and net income increased in the fourth quarter of 2013 compared with the 2012 fourth quarter primarily as a result of the increase in sales. Higher selling, general and administrative expenses, mainly due to higher employee-related costs and advertising expense, and unfavorable foreign currency movements partially offset the improvements in operating profit and net income.

Hamilton Beach - Full Year Results
For the year ended December 31, 2013, Hamilton Beach reported net income of $25.1 million and revenues of $547.8 million compared with net income of $21.2 million and revenues of $521.6 million in 2012.
During 2013, Hamilton Beach generated cash flow before financing activities of $38.5 million, which was comprised of net cash provided by operating activities of $40.8 million less net cash used for investing activities of $2.3 million. During 2012, Hamilton Beach generated cash flow before financing activities of $24.2 million, which was comprised of net cash provided by operating activities of $27.4 million less net cash used for investing activities of $3.2 million.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in 2014. International and commercial product markets in which Hamilton Beach participates are also anticipated to grow in 2014 compared with 2013.
Hamilton Beach expects sales volumes to grow more favorably than the market due to improved placements and sales volumes in 2014 compared with 2013. Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker, launched in early 2013, to continue to gain market position. The company is continuing to introduce innovative products and upgrades to certain products in several small appliance categories. These products, as well as other new product introductions in the pipeline for 2014, are expected to affect both revenues and operating profit positively. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in 2014 compared with 2013 at more than the 2014 market forecast rate of increase.
Overall, Hamilton Beach expects full-year 2014 net income to be comparable to 2013. The anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives is expected to be substantially offset by the costs to implement these initiatives and by increased advertising and promotional costs. Product and transportation costs, as well as the negative effects of foreign currency fluctuations, are currently expected to increase modestly in 2014 compared with 2013. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs increase more than anticipated. Hamilton Beach expects cash flow before financing activities in 2014 to be substantial but down significantly from 2013.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic volume growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. During 2013, Hamilton Beach made strides in the execution of its strategic initiatives and expects to continue to do so in 2014.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $1.6 million and revenues of $75.3 million for the fourth quarter of 2013 compared with net income of $4.1 million and revenues of $88.9 million for the fourth quarter of 2012. During the fourth quarter of 2013, the company recorded charges totaling $2.0 million, or $1.3 million after tax of $0.7 million, of which $1.1 million is for impairment of certain leasehold improvements and furniture and fixtures, $0.6 million is related to employee severance costs as part of a program to close underperforming stores and $0.3 million is for the write down of certain inventory to fair market value. In the fourth quarter of 2012, Kitchen Collection recorded charges totaling $0.9 million related to asset impairments and employee severance.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since December 31, 2012 and a decrease in comparable store sales at both store formats. The decline in comparable store sales was predominantly due to a decrease in customer visits and store transactions at both store formats and a decrease in the average sales transaction at the Le Gourmet Chef® stores mainly as a result of discounting inventory at stores that were closing. The decrease in revenue was partially offset by sales at newly opened Kitchen Collection® stores and an improvement in the average sales transaction value at the Kitchen Collection® stores. The decline in customer visits appears to be largely the result of an overall decline in traffic during the 2013 holiday-shopping season to the enclosed and outlet malls where the company's stores are located.
At December 31, 2013, Kitchen Collection® operated 272 stores compared with 261 stores at December 31, 2012. Le Gourmet Chef® operated 32 stores at December 31, 2013 compared with 51 stores at December 31, 2012.
The decrease in Kitchen Collection's fourth quarter 2013 net income was primarily the result of lower operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores mainly caused by reduced sales, a shift in mix toward lower margin product categories and unfavorable margins from the liquidation of inventory at closed stores. The increase in the store closing and asset impairment charges in the fourth quarter of 2013 compared with 2012 also contributed to the decline in net income.

Kitchen Collection - Full Year Results
For the year ended December 31, 2013, Kitchen Collection reported a net loss of $6.9 million and revenues of $196.0 million compared with a net loss of $3.1 million and revenues of $224.7 million for the year ended December 31, 2012.
For the 2013 full year, Kitchen Collection generated negative cash flow before financing activities of $12.2 million, which was comprised of net cash used for operating activities of $10.1 million and net cash used for investing activities of $2.1 million. For the 2012 full year, Kitchen Collection generated negative cash flow before financing activities of $0.1 million, which was comprised of net cash provided by operating activities of $3.8 million less net cash used for investing activities of $3.9 million.

Kitchen Collection - Outlook
Consumer traffic to all mall locations, and particularly outlet malls, continued to decline in 2013, especially in the fourth quarter. Prospects for 2014 are uncertain. Fewer households were established in 2013, and this trend is expected to continue in 2014 because the middle-market consumer remains under pressure as a result of financial and economic concerns. These concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels for Kitchen Collection's target customer in 2014. In this context, Kitchen Collection expects to close over 50 stores in 2014, with the majority closing in the first quarter, as part of a program to close underperforming stores and realign the business around core stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in 2014 and, as a result, expects 2014 revenues to decrease compared with 2013.
The net effect of closing stores early in 2014 and the anticipated opening of a small number of new stores during the second half of 2014 is expected to contribute to significantly improved operating results with the objective of approaching break-even operating profit in 2014 compared with the significant loss in 2013. As part of Kitchen Collection's program to realign its business, the company plans not only to close unprofitable stores, but also to reduce expenses through a number of cost reduction programs at its headquarters, distribution center and remaining core stores and by terminating its medical benefit plan. This program is expected to be largely implemented in the first half of 2014 and generate significant improvements during the second half of 2014. In addition, Kitchen Collection is focused on driving consumer interest back toward higher-margin products.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. A particular focus will be on increasing sales of higher-margin products. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores. In the near term, Kitchen Collection expects to add stores cautiously and focus its growth on its core Kitchen Collection® stores, with new stores expected to be located in sound positions in strong outlet malls. Kitchen Collection also expects to focus on growth opportunities in e-commerce.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, March 5, 2014 at 10:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0890 (Toll Free) or (617) 213-4857 (International), Pass code: 30154287, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 12, 2014. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section

21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) the impact of tax penalties under health care reform legislation beginning in 2015.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
	(In thousands, except per share data)

Revenues	$311,983	$318,183	$932,666	$873,364
Cost of sales	233,802	233,284	711,375	647,422
Gross profit	78,181	84,899	221,291	225,942
Earnings of unconsolidated mines	12,242	11,188	46,429	45,244
Operating expenses
Selling, general and administrative expenses	57,580	59,418	199,331	207,553
Goodwill impairment charge	3,973	—	3,973	—
Amortization of intangible assets	932	962	3,668	2,802
(Gain) loss on sale of assets	(891)	(1,430)	(588)	(6,811)
	61,594	58,950	206,384	203,544
Operating profit	28,829	37,137	61,336	67,642
Other (income) expense
Interest expense	1,279	1,368	4,775	6,088
Income from other unconsolidated affiliates	(419)	(386)	(1,432)	(1,552)
Closed mine obligations	874	3,128	1,817	4,595
Other, net	(61)	254	456	483
	1,673	4,364	5,616	9,614
Income from continuing operations before income tax provision	27,156	32,773	55,720	58,028
Income tax provision	4,600	9,141	11,270	15,865
Income from continuing operations, net of tax	22,556	23,632	44,450	42,163
Income from discontinued operation, net of tax	—	—	—	66,535
Net income	$22,556	$23,632	$44,450	$108,698

Basic Earnings per Share:
Continuing operations	$2.86	$2.82	$5.48	$5.04
Discontinued operations	—	—	—	7.93
Basic earnings per share	$2.86	$2.82	$5.48	$12.97

Diluted Earnings per Share:
Continuing operations	$2.85	$2.80	$5.47	$5.02
Discontinued operations	—	—	—	7.90
Diluted earnings per share	$2.85	$2.80	$5.47	$12.92

Dividends per share	$0.2500	$3.7500	$1.0000	$5.3775

Basic Weighted Average Shares Outstanding	7,895	8,384	8,105	8,384
Diluted Weighted Average Shares Outstanding	7,909	8,444	8,124	8,414

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
	(In thousands)
Revenues
North American Coal	$46,067	$50,822	$193,651	$132,367
Hamilton Beach	192,889	181,131	547,790	521,567
Kitchen Collection	75,324	88,908	196,033	224,695
NACCO and Other	—	—	—	—
Eliminations	(2,297)	(2,678)	(4,808)	(5,265)
Total	$311,983	$318,183	$932,666	$873,364

Operating profit (loss)
North American Coal	$4,740	$13,527	$37,461	$43,239
Hamilton Beach	22,499	19,953	40,960	35,815
Kitchen Collection	3,142	7,102	(10,903)	(4,512)
NACCO and Other	(1,543)	(3,419)	(6,233)	(7,000)
Eliminations	(9)	(26)	51	100
Total	$28,829	$37,137	$61,336	$67,642

Income (loss) from continuing operations before income tax provision
North American Coal	$4,222	$13,277	$35,388	$41,807
Hamilton Beach	22,019	19,171	39,220	32,836
Kitchen Collection	2,958	6,948	(11,363)	(5,077)
NACCO and Other	(2,034)	(6,597)	(7,576)	(11,638)
Eliminations	(9)	(26)	51	100
Total	$27,156	$32,773	$55,720	$58,028

Income (loss) from continuing operations, net of tax
North American Coal	$5,589	$8,290	$31,926	$32,770
Hamilton Beach	14,180	12,753	25,093	21,200
Kitchen Collection	1,608	4,127	(6,884)	(3,087)
NACCO and Other	(1,530)	(4,485)	(5,718)	(8,649)
Eliminations	2,709	2,947	33	(71)
Total	22,556	23,632	44,450	42,163
Income from discontinued operations, net of tax	—	—	—	66,535
Net income	$22,556	$23,632	$44,450	$108,698

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	3/31/13	6/30/13	9/30/2013	12/31/13	Year Ended 12/31/13
Net income	$4,422	$5,147	$12,325	$22,556	$44,450
Goodwill impairment charge	—	—	—	3,973	3,973
Income tax provision	1,415	2,096	3,159	4,600	11,270
Interest expense	1,304	1,148	1,044	1,279	4,775
Interest income	(6)	(6)	(78)	(135)	(225)
Depreciation, depletion and amortization expense	5,372	4,837	6,168	8,195	24,572
Adjusted EBITDA*	$12,507	$13,222	$22,618	$40,468	$88,815

	Quarter Ended
	(In thousands)
	3/31/2012	6/30/2012	9/30/2012	12/31/12	Year Ended 12/31/12
Net income	$25,250	$21,712	$38,104	$23,632	$108,698
Income from discontinued operations, net of tax	(20,538)	(18,269)	(27,728)	—	(66,535)
Income tax provision	2,038	1,387	3,299	9,141	15,865
Interest expense	1,707	1,504	1,509	1,368	6,088
Interest income	(79)	(70)	—	(13)	(162)
Depreciation, depletion and amortization expense	3,410	3,364	4,629	6,589	17,992
Adjusted EBITDA from continuing operations*	$11,788	$9,628	$19,813	$40,717	$81,946

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, goodwill impairment charge and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

CONTRIBUTION FROM CONSOLIDATED MINES
	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
	(In thousands)
Revenue - consolidated mines	$41,057	$44,358	$172,532	$118,066

Gross profit - consolidated mines	$(32)	$4,880	$5,651	$15,842
Goodwill impairment charge	3,973	—	3,973	—
Amortization of intangibles	932	962	3,668	2,802
Contribution from consolidated mines*	$(4,937)	$3,918	$(1,990)	$13,040

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
	(In thousands)
Earnings of unconsolidated mines	$12,242	$11,188	$46,429	$45,244
Contribution from consolidated mines *	(4,937)	3,918	(1,990)	13,040
Contribution from royalty and other*	4,663	5,965	19,579	12,156
Total	$11,968	$21,071	$64,018	$70,440
Selling, general and administrative expenses	8,118	8,969	27,118	33,999
(Gain) loss on sale of assets	(890)	(1,425)	(561)	(6,798)
North American Coal operating profit	$4,740	$13,527	$37,461	$43,239

*Contribution in this press release is provided solely as a supplemental disclosure with respect to operating results. Contribution does not represent operating profit, as defined by U.S. GAAP and should not be considered as a substitute for operating profit or operating loss. Contribution is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.